UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                 SCHEDULE TO/A
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 1)
                           --------------------------
                              WCI COMMUNITIES, INC.
                       (Name of Subject Company (Issuer))

                                Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn
                      (Names of Filing Persons (Offerors))

                          Common Stock, Par Value $.01
                         (Title of Class of Securities)

                                    92923C104
                      (CUSIP Number of Class of Securities)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
           (Name, Address and Telephone Number of Person Authorized to
         Receive Notices and Communications on behalf of Filing Persons)

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)                                 AMOUNT OF FILING FEE(2)
     $789,302,954                                             $157,860.60
-------------------------
(1) Estimated solely for the purpose of calculating the fee in accordance with the Rule 0-11 of the Securities Exchange Act of 1934.

(2) The amount of the fee is based upon the product of 35,877,407 shares of common stock of WCI Communities, Inc. at a price of $22.00 per share.

|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $157,860.60    Form or Registration No.:  Schedule TO-T

Filing Party: Icahn Partners LP, Icahn               Date Filed:  March 23, 2007
Onshore LP, CCI Onshore Corp., Icahn
Partners Master Fund LP, Icahn Partners
Master Fund II L.P., Icahn Partners
Master Fund III L.P., Icahn Offshore LP,
CCI Offshore Corp., High River Limited
Partnership, Hopper Investments LLC,
Barberry Corp. and Carl C. Icahn

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     |X| third-party tender offer subject to Rule 14d-1.

     |_| issuer tender offer subject to Rule 13e-4.

     |_| going-private transaction subject to Rule 13e-3

     |X| amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

                      COMBINED SCHEDULE TO AND SCHEDULE 13D

     This Amendment No.1 amends and supplements the Tender Offer Statement on Schedule TO filed on March 23, 2007 (the "Schedule TO"), by Icahn Partners LP, a Delaware limited partnership ("Icahn Partners"), Icahn Partners Master Fund LP, a Cayman Island exempted limited partnership ("Icahn Master"), Icahn Partners Master Fund II L.P., a Cayman Island exempted limited partnership ("Icahn Master II"), Icahn Partners Master Fund III L.P., a Cayman Island exempted limited partnership ("Icahn Master III"), High River Limited Partnership, a Delaware limited partnership ("High River" and collectively with Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, the "Offeror"), Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"), CCI Onshore Corp., a Delaware corporation ("CCI Onshore"), Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"), CCI Offshore Corp., a Delaware corporation ("CCI Offshore"), Hopper Investments LLC, a Delaware limited liability company ("Hopper"), Barberry Corp., a Delaware corporation ("Barberry"), and Carl C. Icahn ("Icahn" and collectively with the Offeror, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper and Barberry, the "Filing Persons"), relating to the offer by the Offeror to purchase (i) any and all outstanding shares of common stock, par value $0.01 per share (the "WCI Shares"), of WCI Communities, Inc., a Delaware corporation ("WCI"); and (ii) the associated rights (the "Rights" and together with the WCI Shares, the "Shares") to purchase certain preferred stock issued under the Rights Agreement, dated as of January 30, 2007, between WCI and Computershare Trust Company, N.A., as Rights Agent, as amended, at a price of $22.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 23, 2007, as amended by the Supplement to Offer to Purchase, dated May 11, 2007, (the "Offer Supplement") and in the related Letter of Transmittal, dated March 23, 2007, including the Instructions thereto, as it may be supplemented or amended from time to time. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Schedule TO.

     Unless otherwise stated below, the information set forth in the Schedule TO, as amended by this Amendment No. 1, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to Items 1-9 and Item 11 of this Amendment No. 1 to Schedule TO. You should read this Amendment No. 1 to Schedule TO together with the Schedule TO filed March 23, 2007.

     As permitted by General Instruction G to Schedule TO, this Amendment No. 1 to Schedule TO is also an amendment to the joint statement on Schedule 13D filed on October 28, 2005 by the Filing Persons, as amended by the Schedule TO-C filed on March 13, 2007 by the Filing Persons, and as amended by the Schedule TO filed on March 23, 2007 by the Filing Persons.

Item 12. Exhibits

Exhibit      Description
-----------  -------------------------------------------------------------------
(a)(1)(vii)  Supplement to Offer to Purchase,dated May 11, 2007 (filed herewith)

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,279,725

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,279,725

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      OO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,914,558

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,914,558

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      CCI Offshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      2,901,892

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      2,901,892

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      CCI Onshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      6,096,175

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      6,096,175

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,096,175

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.51%

14 TYPE OF REPORTING PERSON*
      IN

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 11, 2007

ICAHN PARTNERS LP

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

ICAHN ONSHORE LP

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

CCI ONSHORE CORP.

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

ICAHN PARTNERS MASTER FUND LP

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

ICAHN PARTNERS MASTER FUND II L.P.
   By:  Icahn Offshore LP, managing general partner

      By:     /s/ Keith A. Meister
              --------------------
      Name:   Keith A. Meister
      Title:  Managing Director

ICAHN PARTNERS MASTER FUND III L.P.
   By:  Icahn Offshore LP, managing general partner

      By:     /s/ Keith A. Meister
              --------------------
      Name:   Keith A. Meister
      Title:  Managing Director



               [Signature page to the Schedule TO Amendment No. 1
                      Re: Supplement to Offer to Purchase]

ICAHN OFFSHORE LP

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

CCI OFFSHORE CORP.

   By:     /s/ Keith A. Meister
           --------------------
   Name:   Keith A. Meister
   Title:  Managing Director

HIGH RIVER LIMITED PARTNERSHIP
   By: Hopper Investments LLC, general partner
      By: Barberry Corp., sole member

           By:     /s/ Edward E. Mattner
                   ---------------------
           Name:   Edward E. Mattner
           Title:  Authorized Signatory

HOPPER INVESTMENTS LLC
   By: Barberry Corp., sole member

      By:     /s/ Edward E. Mattner
              ---------------------
      Name:   Edward E. Mattner
      Title:  Authorized Signatory

BARBERRY CORP.

   By:     /s/ Edward E. Mattner
           ---------------------
   Name:   Edward E. Mattner
   Title:  Authorized Signatory



               [Signature page to the Schedule TO Amendment No. 1
                      Re: Supplement to Offer to Purchase]

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



               [Signature page to the Schedule TO Amendment No. 1
                      Re: Supplement to Offer to Purchase]

                                  EXHIBIT INDEX

Exhibit        Description
------------   -----------------------------------------------------------------
(a)(1)(i)      Offer to Purchase, dated March 23, 2007 (previously filed)

(a)(1)(ii)     Letter of Transmittal (previously filed)

(a)(1)(iii)    Notice of Guaranteed Delivery (previously filed)

(a)(1)(iv) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed)

(a)(1)(v)      Letter to Clients (previously filed)

(a)(1)(vi) Guidelines for Certification of Taxpayer Identification Number (previously filed)

(a)(1)(vii)    Supplement to Offer to Purchase, dated May 11, 2007
               (filed herewith)

(a)(5)(i) Summary Advertisement of the Offeror, dated March 23, 2007 (previously filed)